Filed Pursuant to Rule 433

Registration No. 333-289302-04

ENTERGY LOUISIANA, LLC

$1,000,000,000

$500,000,000 Collateral Trust Mortgage Bonds 5.50% Series due September 15, 2036 (the “2036 Bonds”)

$500,000,000 Collateral Trust Mortgage Bonds 6.20% Series due September 15, 2056 (the “2056 Bonds”)

Final Terms and Conditions

August 10, 2026

Issuer:	Entergy Louisiana, LLC

Security Type:	Collateral Trust Mortgage Bonds (SEC Registered)

Expected Ratings(1):	A2 (stable outlook) by Moody’s Investors Service, Inc. A (stable outlook) by S&P Global Ratings

Trade Date:	August 10, 2026

Settlement Date (T+3)(2):	August 13, 2026

Principal Amount:
2036 Bonds:	$500,000,000
2056 Bonds:	$500,000,000

Interest Rate:
2036 Bonds:	5.50%
2056 Bonds:	6.20%

Interest Payment Dates:
2036 Bonds:	March 15 and September 15 of each year
2056 Bonds:	March 15 and September 15 of each year

First Interest Payment Date:
2036 Bonds:	March 15, 2027
2056 Bonds:	March 15, 2027

Final Maturity Date:
2036 Bonds:	September 15, 2036
2056 Bonds:	September 15, 2056

Optional Redemption Terms:
2036 Bonds:	In whole or in part, make-whole call at any time prior to June 15, 2036 at a discount rate of Treasury plus 15 bps and, thereafter, at 100% of the principal amount of the 2036 Bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

2056 Bonds:	In whole or in part, make-whole call at any time prior to March 15, 2056 at a discount rate of Treasury plus 15 bps and, thereafter, at 100% of the principal amount of the 2056 Bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

Call for Tax Credit Event:	Upon a notice of redemption, in whole but not in part, at 101% of the principal amount of the series of Bonds to be redeemed plus, in each case, accrued and unpaid interest thereon to the redemption date (provided, that such notice may be issued no later than February 13, 2027, for a redemption no less than 10 days nor more than 60 days after such notice).

Benchmark Treasury:
2036 Bonds:	4.375% due May 15, 2036
2056 Bonds:	4.750% due February 15, 2056

Benchmark Treasury Price:
2036 Bonds:	97-16
2056 Bonds:	92-17+

Benchmark Treasury Yield:
2036 Bonds:	4.696%
2056 Bonds:	5.249%

Spread to Benchmark Treasury:
2036 Bonds:	85 bps
2056 Bonds:	98 bps

Re-offer Yield:
2036 Bonds:	5.546%
2056 Bonds:	6.229%

Price to Public:
2036 Bonds:	99.641% of the principal amount of the 2036 Bonds
2056 Bonds:	99.598% of the principal amount of the 2056 Bonds

Net Proceeds After Underwriting Discount and Before Expenses:
2036 Bonds:	$494,955,000
2056 Bonds:	$493,615,000

CUSIP / ISIN:
2036 Bonds:	29364W BT4 / US29364WBT45
2056 Bonds:	29364W BU1 / US29364WBU18

Joint Book-Running Managers:	KeyBanc Capital Markets Inc. Regions Securities LLC SMBC Nikko Securities America, Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.
BNP Paribas Securities Corp. BNY Mellon Capital Markets, LLC Mizuho Securities USA LLC MUFG Securities Americas Inc.

Co-Manager:	Loop Capital Markets LLC

(1)

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Rating outlook is assigned at the issuer level and not to individual securities and may be subject to revision at any time.

(2)

It is expected that delivery of the bonds will be made on or about August 13, 2026, which will be the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds more than one business day prior to the scheduled settlement date will be required, by virtue of the fact that the bonds will initially settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds more than one business day prior to the scheduled settlement date should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, a copy of the prospectus for the offering can be obtained by calling (i) KeyBanc Capital Markets Inc. toll-free at 1-866-227-6479, (ii) Regions Securities LLC toll-free at 1-800-734-4667, (iii) SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, (iv) TD Securities (USA) LLC toll-free at 1-855-495-9846 or (v) U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

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